CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of (i) our report dated May 15, 2006 (July 13, 2006 as to Note 16), relating to the combined financial statements of Combined Predecessor Entities, which report expresses an unqualified opinion and includes an explanatory paragraph for the restatement described in Note 16, (ii) our report dated May 15, 2006, relating to the balance sheet of EV Energy Partners, L.P., and (iii) our report dated May 15, 2006, relating to the balance sheet of EV Energy GP, L.P., appearing in Registration Statement No. 333-134139 filed with the Securities and Exchange Commission pursuant to Rule 424(b)(4) of the Securities Act on September 27, 2006.

/s/ Deloitte & Touche LLP

Houston, Texas
January 25, 2007